CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

                            ARTICLES OF AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                               FRANKLIN COVEY CO.

            In accordance with Section 16-10a-1002 of the Utah Business Corporation Act (the "Act"), Franklin Covey Co., a Utah corporation (the "Company"), hereby certifies as follows:

            1. The name of the corporation is Franklin Covey Co.

            2. In accordance with the authority of the Company's Board of Directors (the "Board") pursuant to Section 16-10a-602 of the Act and the Articles of Incorporation of the Company (the "Charter"), the Board hereby amends Article IV of the Company's Revised Articles of Incorporation, as amended to designate a series of Preferred Stock as Series A Preferred Stock, and to designate the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof as follows:

                           C. SERIES A PREFERRED STOCK

                  1. Certain Defined Terms, Etc. In addition to the terms defined elsewhere herein, certain terms used in this Article IV(C) with initial capital letters have the meanings given to them in Section 14. References in this Article IV(C) to Sections are, unless otherwise stated, references to Sections of this Article IV(C). Each term used in this
      Article IV(C) which is defined under GAAP and each reference to net revenues, net income, EBITDA, shareholder's equity or any other amount reflected in a financial statement will be calculated on a consolidated basis in accordance with GAAP consistently applied from the Original Issuance Date, in each case as certified by the

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      chief executive officer and chief financial officer of the Company.

                  2. Designation. Subject to increase as provided in Section 3(b), 1,500,000 shares of Preferred Stock of the Company are designated as "Series A Preferred Stock" having the powers, preferences and relative participating, optional and other special rights and the qualifications, limitations or restrictions thereof as set forth in this Article IV(C) (the "Series A Preferred").

                  3. Dividends and Distributions. (a) The holders of shares of Series A Preferred, in preference to the holders of Common Stock, par value $0.05 per share (the "Common Stock"), and of any other class or series of preferred or other capital stock of the Company (together with the Common Stock, "Junior Stock"), will be entitled to receive dividends at an annual rate of $10.00 per share (such dividends, "Regular Dividends"), payable quarterly in arrears on the 15th day of each of March, June, September and December of each year or such other dates as are the 15th day of the month following the end of each of the Company's fiscal quarters (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend will be payable on the next day that is not a legal holiday) (the "Dividend Payment Date"), commencing on the first date on which the Series A Preferred is issued (the "Initial Issuance Date") to such holders, prior and in preference to any declaration or payment of any dividend on any Junior Stock. Regular Dividends will be cumulative and accrue with respect to each outstanding share of Series A Preferred from date of issuance of such share (the "Dividend Commencement Date"), whether or not declared by the Board and whether or not there are funds of the Company legally available for payment of such dividends. No accrued or accumulated dividends on the Series A Preferred will bear interest.

                  (b) Any Regular Dividends accruing prior to July 1, 2002 may, at the election of the Board, be paid (i) by the issuance as of the relevant Dividend Payment Date of additional shares of fully paid, nonassessable Series A Preferred having an aggregate liquidation preference equal to the amount of such accrued dividends or (ii) in cash. In the event that Regular Dividends are declared and paid by


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      the issuance of additional shares of Series A Preferred as provided in the previous sentence, (A) such Regular Dividends will be deemed paid in full and will not accumulate and (B) the number of authorized shares of Series
      A Preferred will be deemed, without further action, to be increased by the number of such shares so issued. The Company will deliver certificates representing shares of Series A Preferred issued pursuant to this Section 3(b) promptly after the relevant Dividend Payment Date. From and after July 1, 2002, Regular Dividends will be payable in cash only and will be cumulative from and after such date.

                  (c) In addition to Regular Dividends, the holders of Series A Preferred will be paid additional dividends ("Additional Dividends") in an amount per share equal to the amount of any Junior Dividend paid or payable on the Common Stock multiplied by the number of shares of Common Stock into which the Series A Preferred is convertible as of the record date for the related Junior Dividend. Additional Dividends will be payable on the date the related Junior Dividends are payable on the Common Stock to the recordholders of Series A Preferred as of the record date for the related Junior Dividend.

                  (d) Notwithstanding any provision of the Charter or applicable law to the contrary, the Company will not in any calendar year declare or pay Excess Junior Dividends, except in accordance with Section 4(c). The Company will not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of Junior Stock unless the Company could purchase or otherwise acquire such shares at such time and in such manner in accordance with the foregoing restrictions.

                  (e) Each Regular Dividend will be payable to holders of record as they appear on the stock books of the Company on the last day of each fiscal quarter of the Company.

                  4. Voting Rights. (a) In addition to the rights provided in Sections 4(b), 4(c) and 4(d), holders of Series A Preferred will have the right to vote or consent in writing together with the Common Stock on all matters presented to the holders of Common Stock on an as-converted basis.


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                  (b) In addition to the voting rights provided by Sections
      4(a), 4(c) and 4(d), as long as any shares of Series A Preferred are outstanding, the affirmative vote or consent of the holders of a majority of the then-outstanding shares of Series A Preferred, voting as a separate class, will be required in order for the Company to:

                  (i) amend, alter or repeal, whether by merger, consolidation or otherwise, the terms of this Article IV(C) or any other provision of the Charter, in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series A Preferred, and the qualifications, limitations or restrictions thereof;

                  (ii) issue any shares of capital stock ranking prior or
            superior to, or on parity with, the Series A Preferred with respect to dividends or other distributions or upon liquidation, dissolution or winding up of the Company, or issue any Junior Stock other than Common Stock;

                  (iii) subdivide or otherwise change shares of Series A
            Preferred into a different number of shares whether in a merger, consolidation, combination, recapitalization, reorganization or otherwise (whether or not any provision of Section 9 is applicable to such transaction);

                  (iv) authorize or effect any merger, consolidation,
            combination, recapitalization, reorganization or other transaction (whether or not the Company is the Surviving Person (except as provided in this subparagraph (iv)) and whether or not any provision of Section 9 is applicable to such transaction)(any such transaction, a "Business Combination") or sale, assignment, transfer, conveyance or other disposal of all or substantially all of its properties or assets in one or more related transactions to another Person unless: (A) the Company is the Surviving Person or the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereo or the District of Columbia, (B) the Series A Preferred remains


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            outstanding (if the Surviving Person is the Company) or is converted into or exchanged for and becomes shares of the Surviving Person (if other than the Company), in each case such that the Series A Preferred or shares into which it is converted or for which it is exchanged has in respect of the Surviving Person the same powers, preferences and relative participating optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series A Preferred had immediately prior to such transaction, including rights to acquire common stock of the Surviving Person on terms not less favorable to the holders of Series A Preferred under Section 9, adjusted as provided therein, and such Surviving Person has no class of shares either authorized or outstanding ranking prior to or on a parity with the Series A Preferred except the same number of shares ranking prior to or on a parity with the Series A Preferred and having the same rights and preferences as the shares of the Company authorized and outstanding immediately prior to any such transaction, and (C) the Company delivers to the holders of Series A Preferred prior to the consummation of the proposed transaction an officers' certificate and an opinion of counsel to the combined effect that such transaction complies with the terms of this Section 4(b)(iv) and that all conditions precedent to such transaction have been satisfied;

                  (v) issue any shares of Series A Preferred other than in
            accordance with this Article IV(C) or pursuant to an offering of nontransferable rights to purchase for not less than the Liquidation Price plus dividends from the last Dividend Payment Date prior to the issuance thereof to the date of such issuance up to 750,000 shares of Series A Preferred issued to holders of Common Stock completed no later than December 31, 1999 (the "Series A Rights Offering").

                  (c) In addition to the voting rights provided by Sections 4(a), 4(b) and 4(d), the affirmative vote or consent of the holders of a majority of the then-outstanding shares of Series A Preferred, voting as a separate class will be required for the Company to declare or pay Excess Junior Dividends unless such transaction has been specifically approved by a Special Board Vote.


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                  (d) In addition to the voting rights provided by Sections
      4(a), 4(b) and 4(c), whenever dividends of the Series A Preferred shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), the number of members of the Board shall be increased by two and the holders of the Series A Preferred (voting separately as a class) will be entitled to vote for and elect such two additional directors of the Company at any meeting of stockholders of the Company at which directors are to be elected held during the period such dividends remain in arrears. Whenever the right to elect directors shall have been accrued to the holders of the Series A Preferred, the proper officers of the Company shall call a meeting for the election of such directors, such meeting to be held not less than 45 nor more than 90 days after the accrual of such right. The right of the holders of the Series A Preferred to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series A Preferred have been paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series A Preferred to vote for such two additional directors. In connection with such right to vote, each holder of Series A Preferred will have one vote for each share of Series A Preferred held.

                  (e) On all matters as to which shares of Series A Preferred are entitled to vote or consent, each share of Series A Preferred will be entitled to the number of votes (rounded up to the nearest whole number) that the Common Stock into which it is convertible would have if such Series A Preferred had been so converted into Common Stock as of the record date established for determining holders entitled to vote, or if no such record date is established, as of the time of any vote or consent of stockholders of the Company.

                  (f) Notwithstanding any other provision of the Charter or Bylaws of the Company, the holders of a majority of the then-outstanding Series A Preferred may consent in writing to any matter about which a class vote is contemplated by Section 4(b), 4(c) or 4(d), which written consent when so executed by the holders of a majority of the then-outstanding Series A Preferred will be deemed, subject


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      to applicable Utah law, to satisfy the requirements of Section 4(b), 4(c)
      or 4(d), as applicable.

                  5. Extraordinary Actions. So long as any shares of Series A Preferred remain outstanding, the approval of a Special Board Vote will be required for the Company to effect any of the following transactions:

                  (i) the incurrence of Excess Debt;

                  (ii) a Major Divestiture with respect to which the Company does not satisfy the Financial Test; and

                  (iii) a Major Acquisition, the Purchase Price of which exceeds seven times the acquired entity's or business' EBITDA for the LTM.

                  6. Reacquired Shares. Any shares of Series A Preferred that are issued and thereafter cease to be issued and outstanding for any reason, whether because they are converted into Junior Stock as provided herein or are purchased or otherwise acquired by the Company in any manner whatsoever, will reduce the number of authorized shares of Series A Preferred, will be restored to the status of authorized but unissued shares of Preferred Stock of the Company, and may be reissued as part of a new series of Preferred Stock of the Company subject to the conditions and restrictions on issuance set forth herein or in any other certificate of designations creating a series of Preferred Stock or any other stock of the Company.

                  7. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution will be made to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series A Preferred shall have received in cash $100.00 per share plus accrued and unpaid dividends to the date of payment (the "Liquidation Price"). Neither a consolidation or merger of the Company with another corporation or other legal entity, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company for purposes of this Section 7.


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

                  8. Redemption. (a) Redemption Right. The shares of Series A Preferred will not be redeemable, except that (i) when there are less than 100,000 shares of Series A Preferred and the weighted average Sales Price for the Common Stock has exceeded 120% of the then-applicable Conversion Price for at least 30 consecutive Trading Days thereafter, the Company may, upon 30 calendar days prior notice to the holders of Series A Preferred, redeem all but not less than all of the then-outstanding Series A Preferred at 105% of the then-applicable Liquidation Price and (ii) beginning on July 1, 2004, at any time after the Sales Price for the Common Stock has exceeded 130% of the then-applicable Conversion Price for at least 60 consecutive Trading Days, the Company may, upon 15 business days prior notice to the holders of Series A Preferred, redeem all but not less than all of the then-outstanding Series A Preferred at 104% of the then-applicable Liquidation Price. Notwithstanding anything to the contrary herein and without limiting the generality or effect of Section 9, holders of Series A Preferred will be entitled to exercise conversion rights under Section 9 hereof at any time during the notice periods set forth in clauses (i) and (ii) of this Section 8(a).

                  (b) Redemption Notice. Any notice of redemption given pursuant to Section 8(a) ("Redemption Notice") will be given in writing by the Company by first class mail, postage prepaid, to each holder of record of Series A Preferred on the record date fixed for such redemption by the Board at such holder's address as it appears on the stock books of the Company, provided that no failure to give such notice nor any deficiency therein will affect the validity of the procedure for redemption of any shares of Series A Preferred except as to the holder or holders to whom the Company has failed to give such notice or whose notice was defective. The Redemption Notice will state:

                  (i) the redemption price;

                  (ii) the total number of shares of Series A Preferred being redeemed;

                  (iii) the date fixed for redemption by the Board, which date will occur within the applicable redemption


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

            period specified in Section 8(a) above (the "Redemption Date");

                  (iv) the place or places and manner in which the holder is to surrender his or her certificate(s) to the Company; and

                  (v) that dividends on the shares of Series A Preferred to be redeemed will cease to accumulate on the Redemption Date unless the Company defaults on the redemption price.

      Upon surrender of the certificate(s) representing shares of Series A Preferred that are the subject of redemption pursuant to Section 8(a), duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice and on the Redemption Date, the full redemption price for such shares will be paid in cash to the Person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate will be canceled and retired.

                  (c) Series A Dividends. On and after the Redemption Date, unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Series A Preferred to be redeemed will cease to accumulate, and all rights of the holders thereof will terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price, provided, however, that if a Redemption Notice has been given as provided in Section 8(b) and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) have been irrevocably deposited in trust with a bank having an aggregate shareholders' equity of at least $5.0 billion for the equal and ratable benefit of all holders of shares of Series A Preferred that are to be redeemed, then, at the close of business on the day on which such funds are deposited in trust, dividends on the Series A Preferred to be redeemed will cease to accumulate and the holders thereof will cease to be shareholders of the Company and be entitled only to receive the redemption price.


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                  9. Conversion. (a) Conversion Rate. At any time and from time to time (including after a notice pursuant to Section 8 has been given), each share of the Series A Preferred will be convertible, at the option of the holder thereof, into the number of fully paid and nonassessable shares of Common Stock determined, subject to adjustment as described below, by dividing $100.00 plus the total accrued and unpaid dividends through the date of conversion by the Conversion Price.

                  (b) No Fractional Common Shares. No fractional shares of Common Stock will be issued upon conversion of Series A Preferred and, if any shares of Series A Preferred surrendered by a holder, in the aggregate, for conversion would otherwise result in a fractional share of Common Stock, then such fractional share will be redeemed at the then-effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

                  (c) Mechanics of Conversion. Before any holder of shares of Series A Preferred will be entitled to convert the same into shares of Common Stock, such holder must deliver a written notice (a "Conversion Notice") to the attention of the Secretary or Treasurer of the Company at the Company's principal place of business (conclusively established for this purpose as the location of its principal executive offices as shown on its most recent periodic report on Form 10-K or Form 10-Q) of its desire to exercise its rights to convert, specifying the number of shares of Series A Preferred to be converted and the holder's calculation of the Conversion Rate. Such computation will be deemed correct for all purposes hereof absent manifest error. In the event of any disagreement between the Company and the holder as to the correct Conversion Price, the Conversion Price will be finally determined by an investment banking or brokerage firm with no material prior or current relationship with the Company or any of its subsidiaries selected by the Board in good faith, the fees and expenses of which will be paid by the Company. Such conversion will be deemed to have been made as of the close of business on the fifth business day after such notice has been so delivered or such other date as the holder exercising such conversion right and the Company agree. The Company will, promptly upon receipt of all


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      certificates representing Series A Preferred as have been issued to such holder that are to be converted, issue a certificate or certificates registering the appropriate number of shares of Common Stock to such holder.

                  (d) Adjustment for Subdivisions or Combinations of Common Stock. In the event that the Company at any time or from time to time after the Initial Issuance Date effects a subdivision, recapitalization, combination or other similar transaction of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event the Conversion Price will be increased or decreased proportionately.

                  (e) Adjustments for Dividends and Distributions on Common Stock. In the event the Company at any time or from time to time after the Initial Issuance Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (a "Common Stock Distribution") payable in additional shares of Common Stock or other securities or rights (other than the rights, options or warrants offered to Series A Preferred pursuant to
      Section 9(h)) that are convertible into or entitling the holder thereof to receive additional shares of Common Stock (such other securities or rights, "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents for the additional shares of Common Stock, without a proportionate and corresponding dividend or other distribution to holders of Series A Preferred calculated as if all of the Series A Preferred had been converted in accordance with the terms hereof as of the record date for such dividend or other distribution, then and in each such event, the Conversion Price will be decreased as of the time of such issuance or, in the event such a record date will have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction,

                  (i) the numerator of which will be the total number of (A)
            shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus (B) the maximum number of shares of Common Stock (not including any shares described in clause (ii)(B) immediately below) issuable upon conversion or exercise


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            of all outstanding Common Stock Equivalents as of immediately prior to the time of such issuance or the close of business on such record date (the sum of the shares described in clauses (A) and (B) immediately above, the "Outstanding Shares"); and

                  (ii) the denominator of which will be the total number of (A)
            Outstanding Shares, plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

      provided, however, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price will be adjusted pursuant to this Section 9(e) as of the time of actual payment of such dividends or distributions; (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease or increase in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, will, upon any such decrease or increase becoming effective, be recomputed to reflect such decrease or increase insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, will, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents which expire by their terms not more than 60 calendar days after the date of issuance thereof, no adjustments of the Conversion Price will be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment will be made in the manner provided in this Section 9(e). The adjustments provided for


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      in this Section 9(e) will be made successively whenever any such dividend or distribution is made.

                  (f) Adjustments to Avoid Dilution. If and whenever after the Initial Issuance Date, the Company issues any rights or warrants ("Rights") to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less that the Sales Price as of the record date therefor, then, in each such event, the Conversion Price will be recomputed by multiplying the Conversion Price then in effect by a fraction:

                  (i) The numerator of which will be the number of shares of
            Common Stock issued and outstanding on the date of the issuance of the Rights plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Sales Price; and

                  (ii) The denominator of which will be the total number of
            shares of Common Stock issued and outstanding on the date of the issuance of the Rights plus the number of additional shares of Common Stock offered for subscription or purchase.

                  (g) Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this
      Section 9) or a merger or consolidation of the Company with or into another corporation or other legal entity, or the sale of all or substantially all of the Company's properties and assets to any other Person which is effected so that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such capital reorganization, merger, consolidation or sale, proper provision will be made so that the holders of the Series A Preferred will thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock, securities or assets of the Company, or of the successor corporation or other legal entity resulting from such merger or consolidation or sale, to which a holder of the Common Stock deliverable upon conversion of Series A


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      Preferred would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 9(g) with respect to the rights of the holders of the Series A Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 9(g) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred) will be applicable after that event as nearly equivalent as may be practicable. This provision will apply to successive capital reorganizations, mergers, consolidations or sales. Nothing herein will diminish or otherwise offset the rights of the Series A Preferred under Section 4(b).

                  (h) Rights Offering. If at any time or from time to time the Company shall offer to any of the holders of Common Stock any right, option or warrant to acquire additional shares of capital stock of the Company (other than the Series A Rights Offering), then each holder of a share of then-outstanding Series A Preferred will be entitled to receive rights, options or warrants to acquire such number of additional shares of capital stock of the Company as such holder would have been entitled to receive had such holders of Series A Preferred been converted immediately prior to the record date for the offering of such rights, options or warrants, at the Conversion Rate then in effect.

                  (i) No Adjustment. No adjustment to the Conversion Price will be made if such adjustment would result in a change in the Conversion Price of less than 0.001%. Any adjustment of less than 0.001% which is not made will be carried forward and will be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of 0.001% or more in the Conversion Price.

                  (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
      Section 9, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Company to


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      verify such computation and prepare and furnish to each holder of Series A
      Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company will, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at that time would be received upon the conversion of Series A Preferred.

                  (k) Reservation of Stock Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

                  10. Repurchase Upon Change in Control or Event-Risk Trigger. In the event of a Change in Control or Event-Risk Trigger or if the Company enters into a definitive agreement providing for a Change in Control or an Event-Risk Trigger, the Company will, within 30 calendar days after such Change in Control or Event-Risk Trigger or the execution of such an agreement, offer to purchase each then-outstanding share of Series A Preferred for an amount per share equal to the greater of (i) the amount that the holders of Series A Preferred would have received had they converted into Common Stock immediately prior to such Change in Control or Event-Risk Trigger (which amount will be the amount of cash paid or payable therein plus, if applicable, the value as determined by the Board in good faith of any non-cash consideration) and (ii) a cash payment equal to 101% of the Liquidation Price. Within 10 calendar days after such Change in Control or Event-Risk Trigger or the execution of such an agreement, the Company will provide written notice to holders of Series A Preferred at such holder's address as it appears on the stock books of the Company. The Company will extend such offer for a period of 20 business days after commencing such offer and will purchase any shares tendered to the Company pursuant to such offer at the end of such 20 business day period. Dividends will cease to accrue with respect to shares of Series A Preferred tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor, on the date such shares are purchased and paid for by the Company.

                  11. Fractional Shares. Series A Preferred may be issued in fractions of a share which will entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions, vote, consent and to have the benefit of all other rights of holders of Series A Preferred.

                  12. Rank. The Series A Preferred will rank senior as to all capital stock of the Company, including all Junior Stock, in each case as to the payment of dividends or other distributions or upon liquidation, dissolution or winding up.

                  13. Notice to Holders. Any notice given by the Company to holders of record of Series A Preferred will be effective if addressed to such holders at their last addresses as shown on the stock books of the Company and deposited in the U.S. mail, sent first-class, and will be conclusively presumed to have been duly given, whether or not the holder of the Series A Preferred receives such notice.

                  14. Certain Defined Terms. In addition to the terms defined elsewhere in this Article IV(C), the following terms will have the following meanings when used herein with initial capital letters:

                  (a) "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP;

                  (b) "Change in Control" will be deemed to occur (i) upon any
            "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors ("Voting Stock"), whether directly by a stock purchase or indirectly through a Business Combination or (ii) the sale by the Company of all or substantially all of its assets to any such "person" or "group";

                  (c) "Conversion Price" means $14.00 per share of Common Stock;

                  (d) "Conversion Rate" means the number of shares of Common
            Stock into which each share of Series A Preferred may be converted;

                  (e) "EBITDA" means, for any period, the Net Income for such period plus, to the extent deducted in computing such Net Income, without duplication, the sum of (i) income tax expense or, if imposed by any relevant jurisdiction in lieu of an income tax, franchise and/or gross receipts tax expense, (ii) Interest Expense,
            (iii) depreciation and amortization expense, (iv) amortization of intangibles (including but not limited to good will), (v) any special charges and any extraordinary or nonrecurring losses or charges, and (vi) other non-cash items reducing Net Income, and minus, to the extent added in computing such Net Income, without duplication, the sum of (A) interest income, (B) extraordinary or nonrecurring gains, and (C) other non-cash items increasing Net Income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period);

                  (f) "Event Risk Trigger" will be deemed to occur if the
            Company effects a transaction and, as a result thereof or within 90 days thereafter, Standard & Poors Corporation or Moodys' Investor Service (or any successor thereto) lowers the credit rating of the Series A Preferred or any indebtedness of the Company;

                  (g) "Excess Debt" means any Indebtedness other than Permitted
            Indebtedness;

                  (h) "Excess Junior Dividends" means the amount (valued in the good faith opinion of the Board), if any, by which the aggregate of all dividends or other distributions on or in respect of Junior Stock for the LTM, plus the gross amount expended by the Company or any direct or indirect subsidiary thereof to purchase or otherwise acquire any Junior Stock for the LTM, exceeds 10% of the Net Income for the LTM;

                  (i) "Financial Test" will be satisfied if, on a pro forma
            basis, after giving effect to the proposed transaction (with respect to clauses (i) and (ii) below, as if such transaction had occurred on the first day of the LTM), (i) the Net Worth would be at least $275.0 million at the end of the most recent fiscal quarter, (ii) the Fixed Charge Coverage Ratio for the LTM would be at least 3.5:1, and (iii) EBITDA for the LTM would be at least $65.0 million;

                  (j) "Fixed Charge Coverage Ratio" means, with respect to the
            Company and its subsidiaries for any period, on a consolidated basis, the ratio of EBITDA for such period to the Fixed Charges for such period;

                  (k) "Fixed Charges" means, with respect to the Company and its subsidiaries for any period, on a consolidated basis, the sum of (a) Interest Expense for such period, (b) income tax expense of such period, and (c) all dividend payments on any series or class of preferred stock paid or required to be paid in cash;

                  (l) "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America applied on a consistent basis;

                  (m) "Guarantee" of or by any Person ("guaranteeing person"), means (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (B) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (D) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person;

                  (n) "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (vix) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangement, (vx) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances, (vxi) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock and (vxii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness, obligations or Guarantee. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof, provided that, if the sole asset of such Person is its general partnership interest in such partnership, the amount of such Indebtedness shall be deemed equal to the value of such general partnership interest and the amount of any indebtedness in respect of any Guarantee of such partnership Indebtedness shall be limited to the same extent as such Guarantee may be limited;

                  (o) "Interest Expense" means, for any period, the sum of (i)
            gross interest expense of the Company and its subsidiaries for such period on a consolidated basis in accordance with GAAP, on the aggregate principal amount of the Indebtedness of the Company and its subsidiaries, including (A) the amortization of debt discounts, (B) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (C) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (ii) capitalized interest of the Company and its subsidiaries for such period on a consolidated basis in accordance with GAAP;

                  (p) "Junior Dividends" means any cash or other dividend,
            distribution or other amount paid or payable on or in respect of Junior Stock, whether in cash, property or securities other than (i) any such dividend, distribution or other payment as a result of which an adjustment in the Conversion Price is made pursuant to
            Section 8 and (ii) any amount into which the Common Stock is converted in a Business Combination;

                  (q) "Lien" means with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, assignment, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities;

                  (r) "LTM" means the four full fiscal quarters ended
            immediately prior to the relevant calculation date for which financial statements are then available;

                  (s) "Major Acquisition" means the purchase for cash,
            securities, property or other consideration, whether by merger, consolidation, acquisition of assets, contribution or any other form of transaction, of any business or properties in a single transaction or series of related transactions on which the purchase price paid (including any Indebtedness assumed by the

            Company or any of its subsidiaries in connection with such purchase by the Company or any of its subsidiaries) calculated in accordance with GAAP (and prior to any write-downs or write-offs of tangible or intangible assets whether or not defined or permitted by GAAP) (the "Purchase Price"), which Purchase Price, when taken together with the Purchase Prices of all other such purchases during the twelve months immediately preceding the date of the definitive agreement for or, if there is no such agreement, the date of consummation, exceeds $50.0 million;

                  (t) "Major Divestiture" means the divestiture, whether by
            merger, consolidation, disposition of assets, spin-off, contribution or any other form of transaction, in a single transaction or series of related transactions, of any business or properties of the Company or any of its subsidiaries that had Revenues in the LTM in excess of 25% of the Company's Revenues in the LTM in which less than 80% of the total consideration paid in such transaction consists of cash;

                  (u) "Net Income" means for any period, the net income of the
            Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP;

                  (v) "Net Worth" means, as of the date of determination, the
            "shareholders equity" as shown on a consolidated balance sheet for the Company and its subsidiaries at such date prepared in accordance with GAAP;

                  (w) "Permitted Indebtedness" means (i) any Indebtedness
            reflected on the Company's consolidated balance sheet as of February 27, 1999, (ii) all refinancings, extensions, renewals, amendments, and modifications of such Indebtedness, and (iii) any Indebtedness, the incurrence of which, on a pro forma basis, satisfies the Financial Test;

                  (x) "Person" means any individual, firm, corporation or other entity and included any successor (whether by merger or otherwise) of such entity;

                  (y) "Revenues" means for any Person for any period, the
            revenues of such Person and its subsidiaries determined on a consolidated basis in accordance with GAAP;

                  (z) "Sales Price" with respect to any period of time means the volume times the sales prices for each regular way trade during the measurement period divided by the total volume during such period (referred to as the "volume weighted average" on the Bloomberg News Service and derived therefrom, or, if such service no longer publishes such information or ceases to exist, such alternative service as the Board may select in good ) or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system, quotation system or such other similar system of the Stock Exchange as reported on the Bloomberg News Service, or, if such service no longer publishes such information or ceases to exist, such alternative service as the Board may select in good faith, if on any such date the Common Stock is not traded or quoted by any Stock Exchange, the average of the closing bid and asked prices furnished by a professional market maker making a market in the Common Stock selected by the Board in good faith, or if no market maker is making a market in the Common Stock, the fair value of such shares on such date as determined by the Board in good faith;

                  (aa) "Special Board Vote" means the affirmative vote or
            written consent of not fewer than 80% of the total number of directors of the Company;

                  (bb) "Stock Exchange" means the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the National Association of Securities Dealers, Inc. Automated Quotation System or any similar national system on which the Common Stock is quoted or traded;

                  (cc) "Surviving Person" means the continuing, surviving or resulting Person in a Business Combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Company, or the Person consolidating with or merging into the Company in a Business Combination in which the Company is the continuing or surviving Person, but in connection with which the Series A Preferred or Common Stock is exchanged or converted into the securities of any other Person or the right to receive cash or any other property; and

                  (dd) "Trading Day" means any day on which the Stock Exchange is open for trading or, if the Common Stock is not listed or admitted to trading on any Stock Exchange, any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            3. The foregoing amendment is adopted by the Board of Directors on the 2nd day of June, 1999.

            4. The foregoing amendment was duly adopted by the Board of Directors without shareholder action and shareholder action was not required.

            5. No shares of the Series A Preferred Stock have heretofore been issued.

            IN WITNESS WHEREOF, this amendment to the Certificate of Designation is executed on behalf of the Company as of this 2nd day of June, 1999.

                                                FRANKLIN COVEY CO.


                                                /s/ Jon Roberry
                                                --------------------------------
                                                President


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